Exhibit 99.1

Mr. Cooper Group Appoints Mike Weinbach as President

DALLAS--(BUSINESS WIRE)--January 9, 2024--Mr. Cooper Group Inc. (NASDAQ: COOP) announced today the appointment of Mike Weinbach as President, effective February 1, 2024, with responsibility for leading the Company’s operations, including Originations, Servicing and Technology.

With more than 25 years' experience in the financial services industry, Weinbach has a track record of senior leadership roles across consumer and mortgage banking. Most recently, he served as CEO of Consumer Lending for Wells Fargo and as a member of the firm's Operating Committee, responsible for leading more than 40,000 team members focused on Home Lending, Auto Lending, Credit Cards, Merchant Services, Student Lending and Personal Lending. Previously, he served as CEO of Chase Home Lending at JP Morgan Chase, where he also held leadership roles in Consumer Banking, Business Banking, Mortgage Servicing and Auto Finance, with oversight of sales, finance and operations.

“I am delighted to welcome Mike to Mr. Cooper Group. His extensive background in consumer lending and financial services as well as his people-first approach will be a great fit for our team as he helps lead the company forward on the next phase of our journey,” said Jay Bray, Chairman and CEO of Mr. Cooper Group.

Weinbach said, “I have long admired Mr. Cooper’s impressive record of growth and profitability as well as their commitment to the customer experience, and I am thrilled to hit the ground running with this fantastic team.”

Chris Marshall, who currently serves as Vice Chairman and President, will remain with Mr. Cooper Group to assist with the transition and oversee fundraising for the Company’s MSR fund. As previously disclosed, Chris will retire at the end of 2024.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies.

Contacts

Media Inquiries:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com

Investor Inquiries:
Kenneth Posner, SVP Strategic Planning and Investor Relations
Shareholders@mrcooper.com